EXHIBIT 11

Southampton Partners, Inc.

EPS Calculations for period 1/1/98 to 12/31/98

Basic        ($.001)

Diluted      ($.001)

EPS Calculations for period 1/1/99 to 12/31/99

Basic        ($.0021)

Diluted      ($.0021)